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                                                                    EXHIBIT 10.6


                                PROGRAM AGREEMENT

                            DATED AS OF JULY 1, 1999

         This Program Agreement shall serve to confirm the agreement between Hallmark Entertainment Distribution LLC, successor to Hallmark Entertainment Distribution Company ("Distribution") and Hallmark Entertainment Networks, Inc. ("Networks") in connection with Networks' acquiring from Distribution certain exhibition rights to various Distribution product as follows:

         1. Pictures. Product shall consist of all television motion pictures and mini-series as defined herein (each a "Picture," collectively "Pictures") owned and controlled by Distribution during the Term. A motion picture shall be product with a two-hour commercial broadcast time in a U.S. time slot. A mini-series shall be product with longer than a two-hour commercial broadcast time in a U.S. time slot. With respect to each Networks territory, a Picture will be deemed to be either: (a) a "Library Picture" if it completed or will complete principal photography any time prior to the launch (as defined in Section 3 hereof) of the Networks service in such Networks territory (as defined in Section 3 hereof) or (b) a "New Picture" if it completed or will complete principal photography after the launch (as defined in Section 3 hereof) of the Networks service in such Networks territory and before expiration of the Term as defined below.

         2. Output Term. The Output Term shall commence as of the date set forth above and expire on December 31, 2004, subject to the renewal and price adjustment set forth in Section 12 hereof.

         3. Licensed Rights. Networks agrees to license from Distribution and Distribution agrees to license to Networks all Library Pictures and all New Pictures for telecast on the Hallmark Entertainment Networks pay television service (including cable and satellite but specifically excluding pay-per-view) on a territory-by-territory basis commencing upon the later of (x) the date the Picture is available in the relevant Networks territory as set forth on Schedule A which has been previously provided to Networks (the "Availability Date") and
(y) the date Networks initially telecasts its service in such territory (the "launch"). Networks shall also have the right to distribute via the Internet, provided that such distribution is within a Networks Window, is only within the relevant Networks territory and does not conflict with any Prior Agreement. A "Prior Agreement" shall be any agreement that Distribution has entered into (x) prior to the date of this Agreement or (y) prior to Networks' written notification to Distribution pursuant to Section 4 with respect to the relevant territory (but in any event, not more than 12 months prior to the Launch Date as defined in Section 4). The relevant terms and restrictions of Prior Agreements shall be made available to Networks upon request. Except in Germany, Italy and Spain and subject to the terms and conditions of those Prior Agreements set forth on


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Schedule B hereto, Distribution shall not renew or extend the term of any Prior
Agreement. All rights not expressly granted herein, are reserved by Distribution.

         4.       Availability and Delivery.

                  (a) Networks shall use its best efforts to give Distribution written notice of its intent to launch in a given territory and its expected launch date ("Launch Date") at least six months prior to such launch. After Networks gives such written notice, Distribution agrees not to enter into any distribution agreement which might conflict with Networks' rights in the relevant territory. By the later of (x) 14 business days after receipt of such written notice and (y) six months prior to the scheduled launch, Distribution will provide to Networks Availability Dates of Pictures for the launch. Schedule A shall be amended from time to time to reflect Availability Dates for additional New Pictures and new Networks territories by way of an Availability Letter from Distribution to Networks' Vice President of Programming and Vice President of Finance or their designees. Distribution shall also provide an updated Schedule A at least once each quarter or upon the request of Networks.

                  (b) Distribution shall use best efforts to provide notice to Networks at least 180 days prior to the Availability Date of any Picture and to deliver the materials for such Picture to Networks at least 90 days prior to the Availability Date. Effective January 1, 2000, in the event that Distribution fails to provide notice to Networks at least 90 days prior to the Availability Date of any Picture or fails to deliver the materials for such Picture to Networks at least 30 days prior to the Availability Date, then Networks shall be entitled to an Additional Period (as defined herein) at the end of that Picture's window; provided, however, that no Additional Periods shall be available for windows granted by Nine Network or Beta-Taurus and such windows shall be pro-rated to reflect the amount of time that Networks was able to telecast that particular Picture. The Additional Period shall be equal to the greater of (x) ninety days minus the number of days prior to the Availability Date that notice was actually given regarding the Availability Date and (y) thirty days minus the number of days prior to the Availability Date that delivery of the materials was actually made; provided, however, that in no event shall the Additional Period exceed the amount of time that Networks was actually delayed in telecasting that particular Picture.

                  (c) In the event that Networks fails to launch in a given territory, Networks shall be liable only for the License Fees for the First Window of each New Picture that Distribution has made available and that Distribution is not able to resell for that same time period and Networks shall not be liable for the Licensee Fees for any Library Pictures. In the event that Networks delays a launch in a given


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                  territory for longer than six months after the Launch Date, its First Window shall begin six months after the Launch Date.

         5. Licensed Exhibitions. Networks will license each Picture for a minimum of three windows in each Networks territory as set forth below and such license shall be exclusive as to all forms of television for a period of 18 months, except for the Exceptions identified in Section 8(a) for which the Windows shall be 12 months; provided, however, that such license and exclusivity shall be subject to (x) the terms and conditions of Prior Agreements, and (y) the restrictions and exceptions for those feeds servicing Italy, Germany and Spain. Networks shall be entitled to its customary number of telecasts during each window.

                  (a) The First Window shall commence upon the Availability Date and shall expire 18 months thereafter (or 12 months for the Exceptions). Distribution shall have the right to license such Picture to a third party provided that such third party license is effective no sooner than 30 days after expiration of the First Window and expires within such length of time as is customary in such media and territory. The day after the date of such expiration shall be the "Second Availability Date." If Distribution does not enter into such third party license agreement, then the Second Availability Date shall be three years after the expiration of the First Window, unless Distribution, at its sole election, stipulates an earlier date, provided that in no event shall the Second Availability Date be earlier than one year after expiration of the First Window.

                  (b) The Second Window shall commence upon the Second Availability Date for the relevant Networks territory and shall expire 18 months thereafter (or 12 months for the Exceptions). Distribution shall have the right to license such Picture to a third party thereafter, provided that such third party license is effective after expiration of the Second Window and expires within such length of time as is customary in such media and territory. The day after the date of such expiration shall be the "Third Availability Date." If Distribution does not enter into such third party license agreement, then the Third Availability Date shall be three years after the expiration of the Second Window, unless Distribution, at its sole election stipulates an earlier date, provided that in no event shall the Third Availability Date be earlier than one year after the expiration of the Second Window.

                  (c) The Third Window shall commence upon the Third Availability Date for the relevant Networks territory and shall expire 18 months thereafter (or 12 months for the Exceptions).

                  (d) Any subsequent windows pursuant to Section 7(c) shall commence upon the Availability Date provided by Distribution for the relevant Networks territory and shall expire 18 months thereafter (or 12 months for the Exceptions).


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                  (e) The notice periods, delivery of materials and Additional
                  Period provisions of Section 4(b) shall also apply to the Second Availability Date, Third Availability Date and any subsequent Availability Date for each Picture.

         6.       New Pictures.

                  (a) Subject to the terms and conditions of Prior Agreements and to subsections (b) and (c) below, all New Pictures will be premieres (i.e. there will not be any prior exhibition in the relevant territory except for home video) for the first Networks Window in each Networks territory except in Germany, Italy and, Spain. In Germany, Italy and Spain, except for mini-series, a minimum of 50% of all New Pictures will be premieres for the first Networks Window. Mini-series in Germany, Italy and Spain will be premieres at the discretion of Distribution.

                  (b) In the event a New Picture is a motion picture with production costs in excess of $10 million or a mini-series with production costs in excess of $30 million (not to exceed three mini-series in any given year), Distribution agrees to negotiate in good faith with Networks with respect to premiere rights on a territory-by-territory basis. In the event that Distribution and Networks are unable to agree on the License Fee for the premiere rights for such a motion picture, Distribution shall have the right to accept any offer from a third party licensee. In the event that Distribution and Networks are unable to agree on the License Fee for the premiere rights for such a mini-series, then Distribution shall have the right to accept any offer from a third party licensee that is not less than 110% of the amount offered by Networks. If Distribution does not accept such an offer from a third party licensee, Distribution shall give notice to Networks regarding such Picture's Availability Date in accordance with Section 4(b).

                  (c) Distribution shall have the right to withhold on a territory-by-territory basis, a Picture which is to be distributed as a theatrical release for the term of the theatrical distribution agreement.

         7. Territory and Feeds. Territory shall be each country in which Networks' service is launched (only in the dominant native language of such country) and may be worldwide, excluding the United States and Canada. In the event that Networks elects to restructure its territorial feed resulting in the addition or deletion of individual countries, the conditions of this Section shall apply.

                  (a) To the extent that any country is deleted from an existing feed, Networks shall remain obligated to pay the License Fees for the then current Window or the currently scheduled Window in such country regardless of whether Networks exploits its rights to such Window.


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                  (b) To the extent that any additional country is added to an existing feed, License Fees will be charged for such additional country in accordance with Section 8 below on a pro-rata basis.

                  (c) The parties agree that it is their intent that all Pictures will be licensed for a minimum of three Windows in each country. To the extent that an elective restructuring by Networks of countries within a territorial feed results in Networks having exploited fewer Windows in some countries in the feed than in other countries in the feed, then Networks shall license additional Windows (subject to Availability Dates) in excess of the original three Networks Windows as necessary so that all material countries in the feed (as determined in Distribution's judgment) have exploited a minimum of three Windows (subject to Availability Dates). The License Fees for any such additional Windows shall be subject to good faith negotiation by the parties. If the parties are unable to reach agreement on such License Fees, the issue shall be escalated to the President of Distribution and the President of Networks for resolution.

         8.       Networks License Fees.

                  (a) For and in consideration of the rights and licenses granted to Networks hereunder, Networks shall pay to Distribution such License Fee, on a country-by-country, Picture-by-Picture basis, as is set forth in Schedule C. The License Fee shall constitute payment for one Networks Window and therefore shall be payable for each of the three Networks Windows. The License Fees for Australia, the Continental European territories, product reacquired from Beta-Taurus, coproductions, certain feeds that are not typically 18 months and seasonal Pictures (e.g. Christmas) (the "Exceptions") reflect a 12 month exclusive Window and shall be prorated on a monthly basis (rounding to the nearest whole month) for those windows for which Networks receives less than 12 months of exclusivity. All other License Fees set forth on Schedule C reflect an 18 month exclusive Window and shall be prorated on a monthly basis (rounding to the nearest whole month) for those windows for which Networks receives less than 18 months of exclusivity. The License Fee for mini-series shall be the movie of the week rate per hour multiplied by the number of hours for the mini-series. All rates for mini-series premieres (as defined in Section 6) shall be two times the mini-series rate set forth in Schedule C for each of the three Windows granted.

                  (b) The License Fee for each Networks First Window shall be payable in four equal installments; one installment payable at the end of each of four consecutive calendar quarters commencing with the calendar quarter


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                  during which the respective Networks Window commences.
                  Subsequent Windows shall be payable in six equal installments; one installment payable at the end of each of six consecutive calendar quarters commencing with the calendar quarter during which the respective Networks Window commences.

                  (c) Commencing January 1, 2000, the amounts of such License Fees shall increase by 5% per year on a cumulative basis and such increase shall apply to any and all Networks Windows commencing after such increase.

         9. Hallmark Entertainment. Networks shall be permitted to utilize the Hallmark Entertainment name in connection with the promotion and advertisement of the Pictures, provided that all such uses are approved in advance by the Branding Committee of Hallmark Cards, Incorporated.

         10. Other Product. Distribution and Networks agree to negotiate in good faith on a product-by-product basis with respect to Networks' licensing pay television exhibition rights to any television product which does not fall under this agreement (i.e., series, documentaries and specials, etc.) and for which Distribution controls such rights during the Term. Networks acknowledges that the project "Tenth Kingdom" is specifically excluded from this agreement.

         11. Non-Transferable. The rights herein may not be assigned, sublicensed or transferred by Networks by operation of law, change of control or otherwise; provided, however, that Networks may sublicense select Pictures to H&H Programming-Asia, LLC and provided further, that upon Networks' written request, Distribution may, in its sole discretion, permit Networks to sell select Pictures to another third party or parties. Networks shall be responsible for the full payment of the License Fee for such Picture(s) as though such Pictures were exhibited by Networks pursuant to this Agreement.

         12.      Renewal and Price Adjustment.


                  (a) This Agreement shall be renewable for an additional period beginning January 1, 2005 and ending December 31, 2009 (the "Renewal Term") at Distribution's option, provided that Distribution agrees to renew so long as Networks is not in default under this Agreement or any other agreement with Distribution and that Networks does not provide written notice to Distribution by July 1, 2004 indicating that Networks does not wish to renew. Distribution will provide Networks with notice of Distribution's intent to renew or not to renew by July 1, 2004.

                  (b) Either party shall have the right to request a price adjustment for the Renewal Term by providing the other party with written notice prior to

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                  July 1, 2004. In the event either party delivers such notice, the parties agree to negotiate in good faith to determine the fair market rate for the License Fees for the Renewal Term. If the parties fail to reach agreement with respect to License Fees by October 1, 2004, then the parties agree to submit the matter to an independent third party with experience in the industry. The independent third party shall be selected by the parties. In the event the parties fail to agree upon an independent third party, each party shall designate a third party and the designees shall collectively select a neutral third party with experience in the industry, and that party shall determine the fair market value rate for the License Fees for the Renewal Term, provided that such fair market rate shall not be more than 20% higher or 20% lower than the License Fees in existence at such time. Each party shall bear its own costs of the process and the costs of the neutral third party shall be shared equally.

         13. Entire Agreement. This Agreement and the attached Standard Terms and Conditions contain the entire agreement between the parties and as of the date hereof supersede any and all prior oral or written agreements including the Agreement dated as of January 1, 1996, as amended (the "1996 Agreement"), provided, however, that Networks Windows licensed pursuant to the 1996 Agreement shall be counted toward the minimums required pursuant to Section 5 hereof and that all amounts payable by Networks pursuant to the 1996 Agreement shall remain due and payable.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.


       HALLMARK ENTERTAINMENT                HALLMARK ENTERTAINMENT
       DISTRIBUTION, LLC                     NETWORKS, INC.


       By /s/ WILLIAM J. ALIBER              By /S/ DAVID EVANS
          -----------------------               -----------------------

       Title  Vice-President                 Title  President & CEO
             --------------------                 ---------------------